Exhibit 99.1

COMPANY CONTACT:

Shiv Kapoor

Vice President, Strategic Planning & Investor Relations

702-835-6300

InvestorRelations@sppirx.com

Spectrum Pharmaceuticals Further Strengthens Management; Announces Appointment of Kurt Gustafson as Executive Vice President, Chief Financial Officer and Principal Accounting Officer

•	Brings over 20 years of diverse experience in corporate finance, including 18 years at Amgen during which he served for three years as CFO of Amgen International in Europe

•	Most recently was CFO at Halozyme Therapeutics, Inc. (NasdaqGS: HALO)

HENDERSON, Nev. – June 5, 2013 – Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully-integrated commercial and drug development operations with a primary focus in hematology and oncology, today announced the appointment of Mr. Kurt Gustafson as the Company’s Executive Vice President, Chief Financial Officer, and Principal Accounting Officer effective immediately. Mr. Gustafson has more than 20 years of diverse experience in corporate finance, with 15 years in senior management roles leading the finance departments of multi-faceted, dynamic and growth oriented biopharmaceutical industry organizations. Spectrum also announced today that Brett Scott, who formerly held the positions of Senior Vice President and Acting Chief Financial Officer and served as the Company’s Principal Accounting Officer, transitioned to the new role of Senior Vice President of Finance, with immediate effect and will report directly to Mr. Gustafson.

“We believe this is a time of rapid growth at Spectrum, and the business is becoming more complex,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “Planning for the future is an important aspect of our business, and we are very pleased to welcome Kurt Gustafson to the Spectrum team. Kurt brings in over 20 years of experience in finance and is a key addition to our already strong management team. We look forward to working with Kurt as we continue to build our business and execute our goals.”

“Spectrum’s strong foundation along with both near and long term growth prospects make it a very exciting and important time”, said Kurt Gustafson. “I am very happy to be joining the Spectrum team, and I look forward to helping the company strengthen its financial position as it continues to grow its business in helping cancer patients everywhere.”

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Prior to joining Spectrum, Mr. Gustafson served as Vice President and Chief Financial Officer at Halozyme Therapeutics, Inc., a publicly-traded biopharmaceutical company, where he managed several successful financings and established a three year mid-range planning process to align resource allocations to long term strategic goals. Before Halozyme, Mr. Gustafson worked at Amgen for over 18 years most recently as Vice President, Finance, with responsibility for financial planning and cost accounting for worldwide manufacturing covering seven manufacturing sites. During his tenure at Amgen, Mr. Gustafson also served as CFO of Amgen International and resided in Zug, Switzerland.

Mr. Gustafson holds a Bachelors of Arts degree in Accounting from North Park University in Chicago and a Masters in Business Administration from University of California, Los Angeles.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum and its affiliates market three oncology drugs — FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; and ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights. Spectrum’s strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC.®, FUSILEV®, FOLOTYN®, and ZEVALIN® are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliates. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2013 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI